Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Capitol Acquisition Holding Company Ltd. on Amendment No. 3 to Form S-4, File No. 333-217256, of our report dated March 10, 2017, with respect to our audits of the financial statements of Capitol Acquisition Corp III. as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from July 13, 2015 (inception) through December 31, 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 14, 2017